Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

12 March 2025

Matter No.: 344165
+1 441 278 8046
nazari.woods@conyers.com

Nabors Industries Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sir/Madam,

Re: Nabors Industries Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 12 March 2025 (the “Registration Statement”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 3,856,568 common shares, par value US$0.05 each which are being resold by or on behalf of the Selling Security Holders (as such term is defined in the Registration Statement) of the Company or their donees, pledgees, transferees or other successors in interest (the “Issued Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of (i) the Registration Statement, and (ii) the registration rights agreement dated 10 March 2025 in connection with the agreement and plan of merger among the Company, Parker Drilling Company (“Parker”) and Nabors SubA Corporation providing for the merger of Nabors SubA Corporation with and into Parker (the “Rights Agreement”). We have also reviewed:

1.1.	a copy of the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 12 March 2025 (together, the “Constitutional Documents”);

1.2.	written resolutions of the Company’s directors dated 14 October 2024, certified by the Assistant Secretary of the Company on 12 March 2025 (the “Resolutions”); and

1.3.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Rights Agreement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.6.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; and

2.7.	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the Issued Shares, and the due execution and delivery thereof by each party thereto.

3.	QUALIFICATIONS

3.1.	The obligations of the Company in connection with the Issued Shares and any other agreement or document relating hereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

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3.2.	“Non-assessability” is not a legal concept under Bermuda law, but when we describe the Issued Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Issued Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the Constitutional Documents after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Issued Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and use for the purposes of the filing of the Registration Statement and the offer and resale of the Issued Shares as described in the Registration Statement and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.	The Issued Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

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